UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): February 23, 2016
EATON CORPORATION plc (Exact name of registrant as specified in its charter)

Ireland	000-54863	98-1059235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton House, 30 Pembroke Road Dublin 4, Ireland	-
(Address of principal executive offices)	(Zip Code)

353 1669 4663
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on February 23, 2016, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) established corporate performance criteria that will be used to determine the aggregate maximum amount of 2016 incentive compensation awards under the Senior Executive Incentive Compensation Plan (the “Plan”). The Plan participants consist of the Chief Executive Officer of Eaton Corporation and certain other officers designated by the Committee. At the same meeting, the Committee established 2016 individual participant percentages of the aggregate incentive amount and individual incentive target amounts. Under the Plan, the Committee may use its discretion to reduce an individual participant’s share of the aggregate maximum amount based on the results relative to corporate and individual performance goals. For 2016, the aggregate maximum amount has been set by the Committee equal to 1.5% of the registrant’s 2016 net income. The individual percentage shares of the aggregate maximum amount for the current executive officers who were named in the summary compensation table of the registrant’s 2015 Proxy Statement (the “Named Executive Officers”) range from 10% to 20% (except to the extent such amount would exceed the cap on individual awards set forth in the Plan). Participants in the Plan are not eligible to participate in the Executive Incentive Compensation Plan, which covers the remaining officers and approximately 2,200 other employees.

Also at the meeting, the Committee approved changes to Company’s long-term performance-based incentive program (“ESIP”). In prior years, the Committee established corporate performance objectives consisting of specific Cash Flow Return on Gross Capital and Operating Earnings Per Share growth targets. Effective with the 2016-2018 ESIP period, awards will be determined based on the rank of the registrant’s total return to shareholders, assuming reinvestment of dividends (“TSR”), relative to that of a group of 20 peers. Consistent with historical practices, awards under this plan can range from 0% to 200% of target. Additionally, if the registrant’s TSR is positive, the minimum payout that can be earned is 25% of target. If the registrant’s TSR is the highest when compared to that of the peer companies, but is negative, then the maximum payout that can be earned is 100% of target.

At the meeting, the Committee also established individual targets and approved grants for the ESIP performance share unit Award Period. The target award opportunities for the Named Executive Officers who will participate in the 2016-2018 Award Period range from 12,815 target performance share units to 83,770 target performance share units. The actual number of performance share units earned will depend upon the registrant’s TSR relative to that of a group of peers as described above.

Also at the meeting, the Committee approved additional performance-based restricted stock unit grants for Named Executive Officers, excluding the Chief Executive Officer of Eaton Corporation. The grants range from 15,895 performance share units to 25,650 performance share units. These grants will cliff vest at the end of the three years only if the registrant achieves its publicly announced three-year restructuring plan cost and benefits. Dividend equivalents will be paid at the end of the period based on the number of earned units, if any, and the accumulated dividend over the period. If at least 80% of the restructuring plan cost and benefits are not achieved by the end of the three-year period, the entire grant will be forfeited.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation plc

Date: February 29, 2016	/s/ Thomas E. Moran
Thomas E. Moran
Senior Vice President and Secretary